EXHIBIT 99.1

AGS ANNOUNCES SECOND QUARTER 2018 RESULTS

•	Record Quarterly Revenue of $72.8 Million Grew 45% Year-Over-Year

•	Net Loss of $5.3 Million Improved 74% Year-Over-Year

•	Record Total Adjusted EBITDA (non-GAAP) of $36.6 Million Grew 40% Year-Over-Year

•	Record Recurring Revenue of $52.6 Million Grew 26% Year-Over-Year

•	EGM Units Sold of 1,058 grew 84% Year-Over-Year

LAS VEGAS, Nevada, August 2, 2018 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company") today reported operating results for its second quarter 2018.

"AGS grew both the top and bottom line by more than 40% in the second quarter, marking the most successful quarter in our company's history.  Our strong results reflect record highs in our EGM and Tables Products revenue, average selling prices, revenue per day, and recurring revenue.  We continue to reap the benefits of our Orion and Bonus Spin product launches, our steady ramp into key markets like Nevada, California and New Jersey, and strong performance from both our optimized and new product footprint.
In addition to a strong pipeline of new product launches and our initial entry into markets such as Canada to accelerate our growth, our recent acquisition of content-aggregator Gameiom creates a new channel to exploit our industry-leading game content in online real-money gaming markets.  Because of the potential upside from these exciting opportunities in our EGM business and our strong first half of the year, we are raising our Adjusted EBITDA guidance to reflect a new range of $132 million to $136 million."

Summary of the quarter ended June 30, 2018 and 2017
(In thousands, except per-share and unit data)

	Three Months Ended June 30,
	2018	2017	% Change
Revenues
EGM	$69,319	$47,404	46.2%
Table Products	1,792	711	152.0%
Interactive	1,711	1,965	(12.9)%
Total revenue	$72,822	$50,080	45.4%
Operating income	$11,024	$2,322	374.8%
Net loss	$(5,310)	$(20,110)	73.6%
Loss per share	$(0.15)	$(0.87)	82.8%

Adjusted EBITDA
EGM	$36,867	$26,495	39.1%
Table Products	70	(312)	122.4%
Interactive	(355)	(97)	(266.0)%
Total Adjusted EBITDA(1)	$36,582	$26,086	40.2%

EGM units sold	1,058	574	84.3%
EGM total installed base, end of period	24,523	21,479	14.2%
(1) Total Adjusted EBITDA is a non-GAAP measure, see non-GAAP reconciliation below.

Second Quarter Financial Highlights

•	Total revenue increased 45% to $72.8 million, a company record, driven by continued growth of our EGMs in the Class III marketplace, led by demand for our premium Orion Portrait cabinet.

•
Recurring revenue grew to $52.6 million or 26% year-over-year. In addition to the contribution from the EGMs purchased from Rocket Gaming and Table Products purchased from In Bet in the Fall of 2017, the increase was driven by our strong Domestic revenue per day ("RPD") of $27.79, up $1.90 year-over-year.

•
EGM equipment sales increased 144% to $20.2 million, another Company record, due to the sale of 1,058 units, of which approximately 60% and 12% were Orion Portrait and Orion Slant cabinets, respectively.

•	Net loss improved to $5.3 million from $20.1 million in the prior year, primarily due to increased revenue described above.

•
Total Adjusted EBITDA (non-GAAP) increased to $36.6 million, or 40%, driven by the significant increase in revenue, partially offset by increased adjusted operating expenses of $3.9 million primarily due to increased headcount in SG&A and R&D.(1)

•
Total Adjusted EBITDA margin decreased to 50% in the second quarter 2018 compared to 52% in the prior year driven by several different factors, most notably due to the increased proportion of equipment sales to total revenues.

•
SG&A expenses increased $5.0 million in the second quarter of 2018 primarily due to $2.3 million in increased professional fees driven by costs associated with the acquisition of online content-aggregator Gameiom as well as costs associated with our previous offerings. Salary and benefit costs increased $1.8 million due to higher headcount and non-cash stock based compensation expense increased $0.3 million.

•	R&D expenses increased $0.7 million in the second quarter of 2018 driven by higher salary and benefit costs related to additional headcount.

(1) Total Adjusted EBITDA is a non-GAAP measure, see non-GAAP reconciliation below.

Second Quarter Business Highlights

•
Domestic EGM installed base increased by more than 2,400 units year-over-year driven by the purchase of approximately 1,500 EGMs from Rocket Gaming in December 2017 and the popularity of our Orion Portrait and ICON cabinets.

•	Domestic EGM RPD increased 7% to $27.79 driven by our new product offerings and the optimization of our installed base by installing our newer higher performing EGMs.

•	EGM units sold increased to 1,058 in the current quarter compared to 574 in the prior year led by sales of the Orion Portrait cabinet in early entry markets such as California, Nevada and New Jersey.

•
EGM average selling price (ASP) increased 18% to $18,728, a quarterly company record, driven by record sales of the premium-priced Orion Portrait cabinet and our newly introduced core-plus cabinet, Orion Slant.

•	On a trailing twelve months basis, approximately $8.3 million of our recurring revenue came from our yield optimization efforts.

•
Table Products increased 983 units, or 56%, to 2,737 units driven by both organic growth, most notably in Buster Blackjack and Bonus Spin progressive units, and the purchase of approximately 500 In Bet units in the third quarter of 2017.

•	Our ICON cabinet footprint grew 108% to 6,417 total units in the field including our first placements of nearly 200 cabinets into Mexico.

•
Introduced to the market in Q1 of 2017, our Orion Portrait cabinet ended Q2 2018 with a footprint of over 3,600 total units as compared to 463 units in second quarter of 2017, up 90% from year-end and 680% year-over-year.

Balance Sheet Review

Capital expenditures decreased $4.8 million to $13.1 million in the second quarter, compared to $17.9 million in the prior year period. As of June 30, 2018, we had $28.2 million in cash and cash equivalents compared to $19.2 million at December 31, 2017. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, as of June 30, 2018, was approximately $483.7 million compared to $648.7 million at December 31, 2017. This substantial reduction was driven by the IPO and related redemption of our HoldCo PIK notes during the first quarter. In the second quarter, net debt decreased by over $3.0 million due to mandatory principal payments on our term loans and a higher balance of cash and cash equivalents. As a result of the above transactions and our strong operational performance, our total net debt leverage ratio, which is total net debt divided by Adjusted EBITDA for the trailing twelve-month period, decreased from 6.1 times at December 31, 2017, to 4.2 times at March 31, 2018, and now 3.8 times at June 30, 2018.

2018 Outlook

Based on our year-to-date progress and due to our current momentum, we now expect our total Adjusted EBITDA in 2018 to be between $132.0 and $136.0 million. This is an upward revision to the guidance we previously released and is based on greater visibility that we now have for the installation and performance of Orion Portrait, Orion Slant, STAX, and other products for the remainder of the year, in addition to accelerated efforts to increase our footprint in sizable new markets, such as Canada. We maintain our capital expenditures range of $55.0 to $60.0 million.

We have not provided a reconciliation of forward looking total Adjusted EBITDA to the most directly comparable GAAP financial measure, Net income (loss), due primarily to the variability and difficulty in making accurate forecasts and projections of the variable and individual adjustments for a reconciliation to Net income (loss), as not all of the information necessary for a quantitative reconciliation is available to us without unreasonable effort. We expect that the main components of Net income (loss) for fiscal year 2018 shall consist of operating expenses, interest expenses as well as other expenses (income) and income tax expenses, which are inherently difficult to forecast and quantify with reasonable accuracy without unreasonable efforts. The amounts associated with these items have historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.

Conference Call and Webcast

Today, at 5:00 p.m. ET, management will host a conference call to present the second quarter 2018 results. Listeners may access a live webcast of the conference call along with accompanying slides at AGS' Investor Relations website at http://investors.playags.com/. A replay of the webcast will be available on the website following the live event. To listen by telephone, the US/Canada toll-free dial-in number is +1 (866) 270-1533 and the dial-in number for participants outside the US/Canada is +1 (412) 317-0797. The conference ID/confirmation code is AGS Q2 2018 Earnings Call.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II Native American gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly-rated social casino solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more about us at www.playags.com.

Forward-looking Statements

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,”
“believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions and other factors set forth under Item 1. “Business,” Item 1A.
“Risk Factors” in AGS’s Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on March 30,
2018. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share data)
(unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$28,151	$19,242
Restricted cash	78	100
Accounts receivable, net of allowance of $1,247 and $1,462, respectively	44,518	32,776
Inventories	29,706	24,455
Prepaid expenses	4,368	2,675
Deposits and other	4,233	3,460
Total current assets	111,054	82,708
Property and equipment, net	81,202	77,982
Goodwill	281,553	278,337
Intangible assets	214,202	232,287
Deferred tax asset	919	1,115
Other assets	13,661	24,813
Total assets	$702,591	$697,242

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,395	$11,407
Accrued liabilities	21,441	24,954
Current maturities of long-term debt	6,649	7,359
Total current liabilities	40,485	43,720
Long-term debt	493,112	644,158
Deferred tax liability - noncurrent	3,892	1,016
Other long-term liabilities	26,074	36,283
Total liabilities	563,563	725,177
Commitments and contingencies
Stockholders’ equity
Preferred stock at $0.01 par value; 100,000 shares authorized, no shares issued and outstanding	—	—
Common stock at $0.01 par value; 450,000,000 shares authorized at June 30, 2018 and 46,629,155 at December 31, 2017; and 35,261,519 and 23,208,076 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively.	353	149
Additional paid-in capital	358,829	177,276
Accumulated deficit	(216,405)	(201,557)
Accumulated other comprehensive loss	(3,749)	(3,803)
Total stockholders’ equity	139,028	(27,935)
Total liabilities and stockholders’ equity	$702,591	$697,242

PLAYAGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(amounts in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenues
Gaming operations	$52,554	$41,758	$102,186	$82,191
Equipment sales	20,268	8,322	35,492	15,663
Total revenues	72,822	50,080	137,678	97,854
Operating expenses
Cost of gaming operations(1)	9,710	6,979	18,568	14,450
Cost of equipment sales(1)	9,411	4,144	16,810	7,996
Selling, general and administrative	15,350	10,345	32,127	20,626
Research and development	6,855	6,141	15,480	11,445
Write downs and other charges	1,005	1,933	2,615	2,165
Depreciation and amortization	19,467	18,216	38,816	36,667
Total operating expenses	61,798	47,758	124,416	93,349
Income from operations	11,024	2,322	13,262	4,505
Other expense (income)
Interest expense	8,873	14,554	19,297	29,714
Interest income	(21)	(40)	(73)	(55)
Loss on extinguishment and modification of debt	—	8,129	4,608	8,129
Other (income) expense	455	(1,529)	9,687	(4,338)
Income (loss) before income taxes	1,717	(18,792)	(20,257)	(28,945)
Income tax benefit (expense)	(7,027)	(1,318)	5,409	(3,551)
Net income (loss)	(5,310)	(20,110)	(14,848)	(32,496)
Foreign currency translation adjustment	(2,883)	330	54	1,205
Total comprehensive loss	$(8,193)	$(19,780)	$(14,794)	$(31,291)

Basic and diluted loss per common share:
Basic	$(0.15)	$(0.87)	$(0.44)	$(1.40)
Diluted	$(0.15)	$(0.87)	$(0.44)	$(1.40)
Weighted average common shares outstanding:
Basic	35,233	23,208	33,494	23,208
Diluted	35,233	23,208	33,494	23,208
(1) exclusive of depreciation and amortization

PLAYAGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
(unaudited)

	Six months ended June 30,
	2018	2017
Cash flows from operating activities
Net loss	$(14,848)	$(32,496)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	38,816	36,667
Accretion of contract rights under development agreements and placement fees	2,206	2,365
Amortization of deferred loan costs and discount	914	1,709
Payment-in-kind interest capitalized	—	7,807
Payment-in-kind interest payments	(37,624)	(2,698)
Write off of deferred loan cost and discount	3,410	3,294
Stock based compensation expense	8,629	—
(Benefit) provision for bad debts	(148)	396
Loss on disposition of assets	1,020	2,510
Impairment of assets	995	285
Fair value adjustment of contingent consideration	600	—
Provision for deferred income tax	3,090	2,021
Changes in assets and liabilities that relate to operations:
Accounts receivable	(11,552)	192
Inventories	(2,440)	3,035
Prepaid expenses	(1,685)	(699)
Deposits and other	(758)	(466)
Other assets, non-current	11,138	(2,221)
Accounts payable and accrued liabilities	(12,082)	(3,803)
Net cash (used in) provided by operating activities	(10,319)	17,898
Cash flows from investing activities
Business acquisitions, net of cash acquired	(4,452)	—
Purchase of intangible assets	(594)	(420)
Software development	(5,168)	(4,208)
Proceeds from disposition of assets	21	93
Purchases of property and equipment	(22,314)	(27,729)
Net cash used in investing activities	(32,507)	(32,264)
Cash flows from financing activities
Proceeds from issuance of first lien credit facilities	—	448,725
Proceeds from stock option exercise	279	—
Repayment of senior secured credit facilities	(115,000)	(410,655)
Payments on first lien credit facilities	(2,576)	—
Payment of financed placement fee obligations	(1,772)	(2,135)
Payments on deferred loan costs	—	(3,127)
Repayment of seller notes	—	(12,401)
Payments on equipment long term note payable and capital leases	(1,405)	(1,295)
Initial public offering cost	(4,160)	—
Proceeds from issuance of common stock	176,341	—
Proceeds from employees in advance of common stock issuance	—	25
Net cash provided by financing activities	51,707	19,137
Effect of exchange rates on cash and cash equivalents and restricted cash	6	4
Increase in cash and cash equivalents and restricted cash	8,887	4,775
Cash, cash equivalents and restricted cash, beginning of period	19,342	18,077
Cash, cash equivalents and restricted cash, end of period	$28,229	$22,852

Supplemental cash flow information:
Cash paid during the period for interest	$16,767	$16,869
Cash paid during the period for taxes	$494	$574
Non-cash investing and financing activities:
Financed purchase of property and equipment	$256	$116

Non-GAAP Financial Measures

This press release and accompanying schedules provide certain information regarding total Adjusted EBITDA, which is considered a non-GAAP financial measures under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges or expenses that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these charges and expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use total Adjusted EBITDA only supplementally.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

Three Months Ended June 30, 2018 compared to the Three Months Ended June 30, 2017

	Three months ended June 30,		$	%
	2018	2017	Change	Change
Net loss	$(5,310)	$(20,110)	$14,800	73.6%
Income tax expense	7,027	1,318	5,709	433.2%
Depreciation and amortization	19,467	18,216	1,251	6.9%
Other (income) expense	455	(1,529)	1,984	129.8%
Interest income	(21)	(40)	19	47.5%
Interest expense	8,873	14,554	(5,681)	(39.0)%
Write downs and other(1)	1,005	1,933	(928)	(48.0)%
Loss on extinguishment and modification of debt(2)	—	8,129	(8,129)	(100.0)%
Other adjustments(3)	929	946	(17)	(1.8)%
Other non-cash charges(4)	1,616	1,800	(184)	(10.2)%
New jurisdictions and regulatory licensing costs(5)	—	502	(502)	(100.0)%
Legal & litigation expenses including settlement payments(6)	834	186	648	348.4%
Acquisitions & integration related costs including restructuring & severance(7)	1,231	181	1,050	580.1%
Non-cash stock based compensation(8)	476	—	476	100.0%
Total Adjusted EBITDA	$36,582	$26,086	$10,496	40.2%

(1) Write downs and other include items related to loss on disposal or impairment of long lived assets, fair value adjustments to contingent consideration and acquisition costs
(2) Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written off

(3) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-operating in nature
(4) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under development agreements
(5) New jurisdiction and regulatory license costs relates primarily to one-time non-operating costs incurred to obtain new licenses and develop products for new jurisdictions
(6) Legal & litigation expenses include payments to law firms and settlements for matters that are outside the normal course of business
(7) Acquisition and integration costs include restructuring and severance and are related to costs incurred after the purchase of businesses, such as the acquisitions of Rocket and Gameiom, to integrate operations
(8) Non-cash stock based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards

Six Months Ended June 30, 2018 compared to the Six Months Ended June 30, 2017

	Six months ended June 30,		$	%
	2018	2017	Change	Change
Net loss	$(14,848)	$(32,496)	$17,648	54.3%
Income tax expense (benefit)	(5,409)	(3,551)	(1,858)	(52.3)%
Depreciation and amortization	38,816	36,667	2,149	5.9%
Other (income) expense	9,687	(4,338)	14,025	323.3%
Interest income	(73)	(55)	(18)	(32.7)%
Interest expense	19,297	29,714	(10,417)	(35.1)%
Write downs and other(1)	2,615	2,165	450	20.8%
Loss on extinguishment and modification of debt(2)	4,608	8,129	(3,521)	(43.3)%
Other adjustments(3)	1,325	1,593	(268)	(16.8)%
Other non-cash charges(4)	3,190	3,912	(722)	(18.5)%
New jurisdictions and regulatory licensing costs(5)	—	737	(737)	(100.0)%
Legal & litigation expenses including settlement payments(6)	834	585	249	42.6%
Acquisitions & integration related costs including restructuring & severance(7)	2,410	828	1,582	191.1%
Non-cash stock based compensation(8)	8,629	—	8,629	100.0%
Total Adjusted EBITDA	$71,081	$50,992	$20,089	39.4%

(1) Write downs and other include items related to loss on disposal or impairment of long lived assets, fair value adjustments to contingent consideration and acquisition costs
(2) Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written off
(3) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-operating in nature
(4) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under development agreements
(5) New jurisdiction and regulatory license costs relates primarily to one-time non-operating costs incurred to obtain new licenses and develop products for new jurisdictions
(6) Legal & litigation expenses include payments to law firms and settlements for matters that are outside the normal course of business
(7) Acquisition and integration costs include restructuring and severance and are related to costs incurred after the purchase of businesses, such as the acquisitions of Rocket and Gameiom, to integrate operations
(8) Non-cash stock based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards

For information contact:
Julia Boguslawski, Chief Marketing Officer & EVP of Investor Relations
PlayAGS, Inc.
702-724-1125
jboguslawski@playags.com

Or

Steven Kopjo, Director of SEC Reporting & Investor Relations
PlayAGS, Inc.
702-724-1155
skopjo@playags.com